Exhibit 99.1
PLAINS AAP, L.P.
INDEX TO FINANCIAL STATEMENT

Page
Report of Independent Auditors	F-2
Consolidated Balance Sheet as of December 31, 2006	F-3
Notes to the Consolidated Financial Statement	F-4

Report of Independent Auditors
To the Board of Directors of the General Partner and the Limited Partners of Plains AAP, L.P.:
     In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Plains AAP, L.P. and its subsidiaries at December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of Plains AAP, L.P.’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
     As discussed in Notes 1 and 4 to the consolidated financial statement, the Partnership changed the manner in which it accounts for its investment in Plains All American Pipeline, L.P. and the manner in which it accounts for equity based compensation in 2006.
PricewaterhouseCoopers LLP
Houston, TX
April 30, 2007

PLAINS AAP, L.P.
CONSOLIDATED BALANCE SHEET

December 31, 2006
(In millions)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11.3
Trade accounts receivable and other receivables, net	1,725.4
Inventory	1,290.0
Other current assets	130.9

Total current assets	3,157.6

PROPERTY AND EQUIPMENT	4,230.9
Accumulated depreciation	(355.7)

3,875.2

OTHER ASSETS
Pipeline linefill in owned assets	265.5
Inventory in third party assets	75.7
Investment in unconsolidated entities	183.0
Goodwill	1,026.2
Other, net	164.9

Total assets	$8,748.1

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,846.6
Short-term debt	1,001.2
Other current liabilities	183.6

Total current liabilities	3,031.4

LONG-TERM LIABILITIES
Long-term debt under credit facilities and other	3.1
Senior notes, net of unamortized discount of $1.8	2,623.2
Other long-term liabilities and deferred credits	87.1

Total liabilities	5,744.8

MINORITY INTEREST	2,901.3

PARTNERS’ CAPITAL
Limited partners	101.1
General partner	0.9

Total partners’ capital	102.0

Total liabilities and partners’ capital	$8,748.1

The accompanying notes are an integral part of this consolidated financial statement.

PLAINS AAP, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATMENT
Note 1—Organization and Basis of Consolidation
Organization
     Plains AAP, L.P. (the “Partnership”) is a Delaware limited partnership, formed on May 21, 2001 and, through a series of transactions, capitalized on June 8, 2001. Through this series of transactions, a predecessor to Vulcan Energy GP Holdings Inc. (“Vulcan Energy”) conveyed to us its general partner interest in Plains All American Pipeline, L.P. (“PAA”) and subsequently sold a portion of its interest in us to certain investors. As used in this Form 8-K, the terms “we,” “us,” “our,” “ours” and similar terms refer to Plains AAP, L.P.
     In August 2005, Sable Investments, L.P. (“Sable”) sold its limited partner interest in the Partnership. The remaining owners elected to exercise their right of first refusal, such that Sable’s interest was purchased pro rata by the remaining owners. As a result of the transaction, the limited partner interest of Vulcan Energy increased from approximately 44% to approximately 54%. At closing, Vulcan Energy entered into a voting agreement that restricts its ability to unilaterally elect or remove our general partner’s independent directors, and, separately, PAA’s CEO and COO agreed to waive certain change-of-control payment rights that would otherwise have been triggered by the increase in Vulcan Energy’s ownership interest. Such waivers would terminate if Vulcan Energy breaches or terminates its voting agreement. At December 31, 2006, our ownership structure consisted of a 1% general partner interest held by Plains All American GP LLC (the “General Partner”) and the following limited partner interests (the “Partners”):
•	Vulcan Energy GP Holdings Inc.—53.778%

•	KAFU Holdings, L.P.—20.066%

•	E-Holdings III, L.P.—8.910%

•	E-Holdings V, L.P.—2.090%

•	Mark E. Strome—2.608%

•	PAA Management L.P.—4.889%

•	Strome MLP Fund, L.P.—1.303%

•	Wachovia Investors, Inc.—4.134%

•	Lynx Holdings I, L.P.—1.222%
     The General Partner manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the partnership agreement, or by non-waivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business, including the execution of contracts and management of litigation. Our General Partner (or, in the case of PAA’s Canadian operations, PMC (Nova Scotia) Company) employs all officers and personnel involved in the operation and management of PAA and its subsidiaries.

Basis of Consolidation and Presentation
     In June 2005, the Emerging Issues Task Force released Issue No. 04-05 (“EITF 04-05”), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-05 states that if the limited partners do not have substantive ability to dissolve (liquidate) or have substantive participating rights then the general partner is presumed to control that partnership and would be required to consolidate the limited partnership. We adopted this standard prospectively on January 1, 2006 under Transition Method A. Because the limited partners do not have the substantive ability to dissolve or have substantive participating rights in regards to PAA, the adoption of this standard resulted in the consolidation of PAA and its consolidated subsidiaries in our consolidated financial statement. The consolidation of PAA resulted in the recognition of minority interest of $2.9 billion, which is comprised entirely of the proportionate interest in the book value of PAA limited partner units that is owned by other parties.
     Our investment in PAA exceeds our share of the underlying equity in the net assets of PAA. This excess is related to the fair value of PAA’s crude oil pipelines and other assets at the time of inception and is amortized on a straight-line basis over the estimated useful life of 30 years. At December 31, 2006, the unamortized portion of this excess was approximately $33.2 million and is included in Property and Equipment in our consolidated balance sheet.
     The accompanying consolidated balance sheet includes the accounts of the Partnership and PAA and all of PAA’s consolidated subsidiaries. Investments in 50% or less owned affiliates, over which PAA has significant influence, are accounted for by the equity method. All significant intercompany transactions have been eliminated. The consolidated balance sheet and accompanying notes of the Partnership dated as of December 31, 2006 should be read in conjunction with the consolidated financial statements and notes thereto presented in the Plains All American Pipeline, L.P. Annual Report on Form 10-K for the annual period ended December 31, 2006.
     As of December 31, 2006, we own a 2% general partner interest in PAA as well as incentive distribution rights, the ownership of which entitles us to receive incentive distributions if the amount that PAA distributes with respect to any quarter exceeds the minimum quarterly distribution of $0.45 per unit as specified in the PAA partnership agreement (see “Incentive Distribution Rights Reduction”). We also own, as of December 31, 2006, a limited partner interest consisting of 181,444 common units of PAA (see Note 2). PAA is a publicly traded Delaware limited partnership, formed in 1998 and engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas-related petroleum products. We refer to liquefied petroleum gas and other natural gas related petroleum products collectively as “LPG.” PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key oil producing basins, transportation corridors and at major market hubs in the United States and Canada. In addition, through its 50% equity ownership in PAA/Vulcan Gas Storage, LLC (“PAA/Vulcan”), PAA is engaged in the development and operation of natural gas storage facilities. PAA’s operations can be categorized into three primary business activities:
          1) Transportation
     As of December 31, 2006, PAA owned approximately 20,000 miles of active gathering and mainline crude oil and refined products pipelines located throughout the United States and Canada. Its activities from transportation operations generally consist of transporting crude oil and refined products for a fee and third party leases of pipeline capacity, as well as barrel exchanges and buy/sell arrangements. In addition, PAA transports crude oil for third parties for a fee using its trucks and barges. These barge transportation services are provided through our 50% owned entity, Settoon Towing.
          2) Facilities
     As of December 31, 2006, PAA owned approximately 60 million barrels of active above-ground crude oil, refined products and LPG storage tanks, of which approximately 30 million barrels are included in the facilities segment. The remaining tanks are associated with pipeline systems and are utilized in the transportation segment. At year-end 2006, PAA was in the process of constructing approximately 12.5 million barrels of additional above ground terminalling and storage facilities, which is expected to be placed in service during 2007 and 2008. The facilities segment generally consists of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products and LPG, as well as LPG fractionation and isomerization services. PAA also generate fees through a combination of month-to-month and multi-year leases and processing arrangements. Our facilities segment also includes our equity earnings from our investment in PAA/Vulcan. At December 31, 2006, PAA/Vulcan owned and operated approximately 25.7 billion cubic feet of underground storage capacity and was constructing an additional 24 billion cubic feet of underground storage capacity.

          3) Marketing
     PAA’s revenues from marketing activities reflect the sale of gathered and bulk-purchased crude oil and LPG volumes, as well as marketing of natural gas liquids, plus the sale of additional barrels exchanged through buy/sell arrangements entered into to supplement the margins of the gathered and bulk-purchased volumes.
Note 2—Contribution of Subordinated Units
     On June 8, 2001, certain of our limited partners contributed to us an aggregate of 450,000 subordinated units of PAA, all of which subsequently converted into common units. These 450,000 units (the “Option Units”) were intended for use in connection with an option plan pursuant to which certain members of the management of our General Partner, subject to the satisfaction of vesting criteria, have a right to purchase a portion of such Option Units. See Note 4 for a discussion of the terms of these options.
     Until the exercise of the options, we will continue to own and receive any distributions paid by PAA with respect to the Option Units, and any distributions we make as a result of the receipt of distributions on the Option Units will be paid to our limited partners in proportion to their original contribution of the Option Units, as adjusted subsequent to the Sable transaction described in Note 1. In certain instances, grantees under the plan have exercised options utilizing a cashless exercise provision whereby a grantee exchanges a portion of their vested options in satisfaction of the strike price associated with an exercise. As a result of cashless exercises, the Option Units we hold exceed the remaining outstanding options. From time to time these surplus units are sold with the resulting proceeds distributed back to the limited partners in the same manner as distributions paid by PAA on the Option Units described above. These surplus Option Units may also be sold to the General Partner and used to satisfy obligations with respect to awards that vested under the General Partner’s Long-Term Incentive Plan (“LTIP”). Since inception of the option plan, 26,718 Option Units have been sold to the General Partner for this purpose.
     Through December 31, 2006, we had the following Option Unit activity (in thousands):

Original contribution	450
Used to settle options	(242)
Sold with proceeds distributed back to original contributors	(27)

Option Units remaining as of December 31, 2006 (1)	181

(1)	Includes approximately 10,400 Option Units in excess of outstanding options (see Note 4.)
Note 3—Partners’ Capital
     We distribute all of the cash received from PAA distributions, less reserves established by management, on a quarterly basis. Generally, distributions are paid to the Partners in proportion to their percentage interest in the Partnership. Included in partners’ capital is our proportionate share of accumulated other comprehensive income (loss) of approximately $5.0 million.

     We recognize a change of interest gain or loss at the time of each PAA equity transaction involving the issuance of PAA common units. Such gains or losses reflect the change in the book value of our limited partner equity in PAA compared to our proportionate share of the change in the underlying net assets of PAA caused by the equity transaction. Additionally, in connection with each PAA equity transaction, we are required to make a capital contribution to PAA to maintain our 2% general partner interest in PAA. Funding for our required capital contributions is provided by our General Partner and limited partners based on their respective ownership interest.
     In November 2006, PAA completed its acquisition of Pacific Energy Partners, L.P. In accordance with the acquisition agreement, we agreed to reduce the amount of our incentive distributions as follows: (i) $5 million per quarter for the first four quarters, (ii) $3.75 million per quarter for the next eight quarters, (iii) $2.5 million per quarter for the next four quarters, and (iv) $1.25 million per quarter for the final four quarters. Pursuant to this agreement, the first reduction was with respect to the incentive distribution paid to us on February 14, 2007, which was reduced by $5 million. The total reduction in incentive distributions will be $65 million.
Note 4—Incentive Compensation
     SFAS 123(R), “Share Based Payment,” was issued in December 2004. SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and establishes accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value. In conjunction with our adoption of EITF 04-05, we adopted SFAS 123(R) on January 1, 2006 under the modified prospective transition method, as defined in SFAS 123(R).
Performance Option Plan
     In June 2001, the Performance Option Plan (the “Plan”) was approved by our General Partner to grant options to purchase up to 450,000 Option Units of PAA to employees of the General Partner for services provided to the General Partner and the Partnership. All available options under the Plan have been issued. The options were granted with a per unit exercise price of $22.00, less 80% of any per unit distribution on an Option Unit from June 2001 until the date of exercise. As of February 2, 2007, the exercise price has been reduced to $10.91 for distributions made since June 2001.
     At December 31, 2006, there were 171,000 vested options outstanding. A summary of the options issued by the Plan at December 31, 2006 is as follows (in thousands):

Vested options outstanding(1)	171
Exercised or cancelled	279

Total options issued	450

(1)    Substantially all outstanding options vested in August 2005 due to a change in the ownership structure of the Partnership (see Note 1).

     These options are considered performance awards, are accounted for at fair value and are revalued at each financial statement date based on a Black-Scholes option valuation model. No options expired, forfeited or were exercised during the year ended December 31, 2006. At December 31, 2006, the estimated fair value of $39.07 per unit resulted in an increase in the liability to approximately $6.7 million, which is reflected as a component of other current liabilities on the accompanying consolidated balance sheet. We intend to use Option Units (see Note 2) to settle these awards when they are exercised. PAA does not have any obligation to reimburse us for the units underlying these awards. The remaining outstanding options, the majority of which vested in or prior to 2005, expire in 2011 and 2012.
     The valuation assumptions used in the Black-Scholes Model at December 31, 2006 were as follows:

		Assumptions
					Weighted Average
Options	Options	Weighted Average	Weighted Average	Weighted Average	Expected
Outstanding	Vested	Interest Rate	Expected Life	Expected Volatility	Dividend Yield (1)
171,000	171,000	4.7%	2.6	17.5%	1.7%

(1)	Reflects 20% of anticipated dividend yield to provide for the reduction in the exercise price of the options equal to 80% of distributions.